Exhibit 4.3
DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Zentalis Pharmaceuticals, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation (our “certificate of incorporation”), and amended and restated bylaws (our “bylaws”) are summaries and are qualified in their entirety by reference to the full text of our amended and restated certificate of incorporation and amended and restated bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
General
Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Voting
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation and bylaws provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation. See below under “—Anti-Takeover Provisions—Amendment of Charter Provisions.”
Dividends
Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
Liquidation
In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Rights and Preferences
Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking funds provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable
All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock
Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.
Registration Rights
Under our Investors’ Rights Agreement, certain holders of our common stock are entitled to certain rights with respect to the registration of certain shares held by such holders for public resale under the Securities Act, until the rights otherwise terminate pursuant to the terms of the Investors’ Rights Agreement. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.
Form S-1 Registration Rights
If the holders of registrable securities request in writing that we effect a registration with respect to all or part of such registrable securities then outstanding and having an anticipated aggregate offering price that would exceed $10,000,000, net of expenses, we may be required to register their shares. We are obligated to effect at most two registrations in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.
Piggyback Registration Rights
If we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.
Form S-3 Registration Rights
If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, the holders of the registrable securities request in writing that we effect a registration with respect to registrable securities at an aggregate price to the public in the offering of at least $1,000,000, we will be required to effect such registration; provided, however, that we will not be required to effect such a registration if, within any twelve month period, we have already effected two registrations on Form S-3 for the holders of registrable securities.
Expenses and Indemnification
Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling securityholders and blue sky fees and expenses. Additionally, we have agreed to indemnify selling stockholders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.
Termination of Registration Rights
The registration rights terminate upon the earliest of, with respect to a particular holder, (i) April 2, 2025, (ii) such time as that holder and its affiliates may sell all of their shares of common stock pursuant to Rule 144 under the Securities Act or similar exemption during a three-month period without registration, and (iii) the closing of a deemed liquidation event, as defined in the Investors’ Rights Agreement.
Anti-Takeover Provisions
Some provisions of Delaware law and our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The ability of our board of directors, without action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings
Our bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws contain advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors of a committee of our board of directors.
Elimination of Stockholder Action by Written Consent
Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose, other than any directors that holders of our convertible preferred stock may be entitled to elect.
Choice of Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our certificate of incorporation, this exclusive form provision does not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. In addition, our bylaws provide that the federal district courts of the United States are the exclusive forum for any complaint raising a cause of action arising under the Securities Act. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could find the choice of forum provisions contained in our certificate of incorporation or bylaws to be inapplicable or unenforceable if challenged in a proceeding or otherwise.

Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, requires approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.
The provisions of Delaware law, and our certificate of incorporation and bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.
Limitations on Liability and Indemnification Matters
Our bylaws limit our directors’ liability to the fullest extent permitted under Delaware law, which prohibits our bylaws from limiting the liability of our directors for the following:
•    any breach of the director’s duty of loyalty to us or our stockholders;
•    acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    unlawful payment of dividends or unlawful stock repurchases or redemptions; or
•    any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our certificate of corporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law and that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
We have also entered into separate indemnification agreements with each of our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our certificate of incorporation and bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.
The above description of the limitation of liability and indemnification provisions of our certificate of incorporation, our bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this Annual Report on Form 10-K.
The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing
Our common stock is listed on The Nasdaq Global Market under the symbol “ZNTL.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust, LLC.